================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934

                        Savvis Communications Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    805423100
                                 (CUSIP Number)

                                December 9, 2004
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)
[X] Rule 13d-1(c)
[_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**The total number of shares reported herein is 20,477,780 shares, which constitutes approximately 11.4% of the total number of shares outstanding. All ownership percentages set forth herein assume that there are 179,990,715 shares outstanding.

================================================================================

-------------------------------                                 ----------------
CUSIP No. 805423100                                                      2 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Oak Hill Special Opportunities Fund, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 10,300,160 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  10,300,160 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         10,300,160
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 5.7%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: PN


--------------------------------------------------------------------------------
------------------------
(1) Power is exercised through its general partner, Oak Hill Special Opportunities GenPar, L.P.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                      3 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Oak Hill Special Opportunities Fund (Management), L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 1,167,390 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  1,167,390 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         1,167,390
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 0.7%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: PN


--------------------------------------------------------------------------------
------------------------
(1) Power is exercised through its general partner, Oak Hill Special Opportunities GenPar, L.P.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                      4 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Oak Hill Special Opportunities GenPar, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 11,467,550 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  11,467,550 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         11,467,550
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 6.4%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: PN


--------------------------------------------------------------------------------
------------------------
(1) Power is exercised through its general partner, Oak Hill Special Opportunities MGP, LLC

-------------------------------                                 ----------------
CUSIP No. 805423100                                                      5 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Oak Hill Special Opportunities MGP, LLC
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 11,467,550
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  11,467,550
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         11,467,550
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 6.4%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: OO


--------------------------------------------------------------------------------

-------------------------------                                 ----------------
CUSIP No. 805423100                                                      6 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Oak Hill Securities Fund, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 1,351,530 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  1,351,530 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         1,351,530
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 0.8%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: PN


--------------------------------------------------------------------------------
--------------
(1) Power is exercised through its general partner, Oak Hill Securities GenPar, L.P.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                      7 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Oak Hill Securities GenPar, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 1,351,530 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  1,351,530 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         1,351,530
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 0.8%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: PN


--------------------------------------------------------------------------------
--------------
(1) Power is exercised through its general partner, Oak Hill Securities MGP, Inc.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                      8 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Oak Hill Securities MGP, Inc.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 1,351,530 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  1,351,530 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         1,351,530
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 0.8%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: CO


--------------------------------------------------------------------------------
--------------
(1) Power is exercised through its sole shareholder and president, Glenn R. August.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                      9 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Oak Hill Securities Fund II, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 2,703,070 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  2,703,070 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         2,703,070
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 1.5%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: PN


--------------------------------------------------------------------------------
--------------
(1) Power is exercised through its general partner, Oak Hill Securities GenPar II, L.P.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     10 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Oak Hill Securities GenPar II, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 2,703,070 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  2,703,070 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         2,703,070
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 1.5%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: PN


--------------------------------------------------------------------------------
--------------
(1) Power is exercised through its general partner, Oak Hill Securities MGP II, Inc.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     11 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Oak Hill Securities MGP II, Inc.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 2,703,070 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  2,703,070 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         2,703,070
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 1.5%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: CO


--------------------------------------------------------------------------------
--------------
(1) Power is exercised through its sole stockholder and president, Glenn R. August.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     12 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Oak Hill Credit Alpha Fund, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 294,880 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  294,880 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         294,880
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 0.2%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: PN


--------------------------------------------------------------------------------
--------------
(1) Power is exercised through its managing general partner, Oak Hill Credit Alpha GenPar, L.P.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     13 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Oak Hill Credit Alpha GenPar, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 294,880 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  294,880 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         294,880
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 0.2%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: PN


--------------------------------------------------------------------------------
--------------
(1) Power is exercised through its general partner, Oak Hill Credit Alpha MGP, LLC.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     14 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Oak Hill Credit Alpha MGP, LLC
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 294,880
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  294,880
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         294,880
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 0.2%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: OO


--------------------------------------------------------------------------------
--------------
(1)  Power is exercised through its managing member, Glenn R. August.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     15 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Oak Hill Credit Alpha Fund (Offshore), Ltd.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Cayman Island exempted company


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 565,190
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  565,190
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         565,190
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 0.3%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: OO


--------------------------------------------------------------------------------
--------------
(1) Power is exercised through its investment advisor, Oak Hill Credit Alpha Management, LLC.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     16 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Oak Hill Credit Alpha Management, LLC
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 565,190 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  565,190 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         565,190
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 0.3%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: OO


--------------------------------------------------------------------------------
--------------
(1)  Power is exercised through its managing member, Oak Hill Advisors, L.P.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     17 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Oak Hill Advisors, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 606,150 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  606,150 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         606,150
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 0.3%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: PN


--------------------------------------------------------------------------------
--------------
(1) In its capacity as investment advisor, Oak Hill Advisors, L.P. has the power over 40,960 shares of common stock beneficially owned by an advisory client.

     Power is exercised through its managing general partner, Oak Hill Advisors, MGP, Inc.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     18 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Oak Hill Advisors MGP, Inc.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 606,150 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  606,150 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         606,150
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 0.3%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: CO


--------------------------------------------------------------------------------
--------------
(1)  Power is exercised through its sole shareholder, Glenn R. August.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     19 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Oak Hill Asset Management, Inc.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 778,160 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  778,160 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         778,160
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 0.4%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: CO


--------------------------------------------------------------------------------
--------------
(1) In its capacity as investment advisor, Oak Hill Asset Management, Inc. has the power over 778,160 shares of common stock beneficially owned by three advisory clients.

     Power is exercised through its sole shareholder, Glenn R. August.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     20 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Glenn R. August
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: United States


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 5,733,790 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  5,733,790 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         5,733,790 (1)
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 3.2%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: IN


--------------------------------------------------------------------------------
-------------------
(1) (a) Mr. August is the sole shareholder and president of Oak Hill Securities MGP, Inc., which is the general partner of Oak Hill Securities GenPar, L.P., which is the general partner of Oak Hill Securities Fund, L.P., which holds 1,351,530 shares; (b) Mr. August is the sole shareholder and president of Oak Hill Securities MGP II, Inc., which is the general partner of Oak Hill Securities GenPar II, L.P., which is the general partner of Oak Hill Securities Fund II, L.P., which holds 2,703,070 shares; (c) Mr. August is the sole shareholder and president of Oak Hill Asset Management, Inc., which, in its capacity as investment advisor, may be deemed to own 778,160 shares held by three advisory clients; (d) Mr. August is the sole shareholder and president of Oak Hill Credit Alpha MGP, LLC, which is the general partner of Oak Hill Credit Alpha GenPar, L.P., which is the managing general partner of Oak Hill Credit Alpha Fund, L.P., which holds 294,880 shares; and (e) Mr. August is the sole shareholder and president of Oak Hill Advisors MGP, Inc., which is the managing general partner of Oak Hill Advisors, L.P., which (i) in it capacity as investment advisor, may be deemed to own 40,960 shares held by an advisory client; and (ii) is the managing member of Oak Hill Credit Alpha Management, LLC, which is the investment advisor of Oak Hill Credit Alpha Fund (Offshore), Ltd., which holds 565,190 shares. Mr. August may be deemed to beneficially own 5,733,790 shares as a result of his voting and dispositive power over such shares.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     21 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Cardinal Fund I, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 1,507,160 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  1,507,160 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         1,507,160
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 0.8%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: PN


--------------------------------------------------------------------------------

--------------
(1)  Power is exercised through its general partner, Cardinal Management I, L.P.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     22 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Cardinal Management I, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 1,507,160 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  1,507,160 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         1,507,160
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 0.8%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: PN


--------------------------------------------------------------------------------
--------------
(1)  Power is exercised through its general partner, Cardinal MGP, L.L.C.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     23 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         Cardinal MGP, L.L.C.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 1,507,160 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  1,507,160 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         1,507,160
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 0.8%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: OO


--------------------------------------------------------------------------------
--------------
(1)  Power is exercised through its sole shareholder, J. Taylor Crandall.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     24 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         J. Taylor Crandall
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: United States


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 1,507,160 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  1,507,160 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         1,507,160 (1)
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 0.8%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: IN


--------------------------------------------------------------------------------
----------------------
(1) Mr. Crandall is the managing member of Cardinal MGP, L.L.C., which is the general partner of Cardinal Management I, L.P., which is the general partner of Cardinal Fund I, L.P., which holds 1,507,160 shares of common stock of Savvis Communications Corporation.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     25 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         FW Savvis Investors, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 1,769,280 (1)
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  1,769,280 (1)
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         1,769,280
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 1.0%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: PN


--------------------------------------------------------------------------------
--------------
(1)  Power is exercised through its general partner, FW Savvis GenPar, L.L.C.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     26 of 41
-------------------------------                                 ----------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person:

         FW Savvis GenPar, L.L.C.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group:
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                                5.      Sole Voting Power: 1,769,280
Number of
Shares                          ------------------------------------------------
Beneficially                    6.      Shared Voting Power: -0-
Owned By
Each                            ------------------------------------------------
Reporting                       7.      Sole Dispositive Power:  1,769,280
Person
With                            ------------------------------------------------
                                8.      Shared Dispositive Power: -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         1,769,280
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 1.0%


--------------------------------------------------------------------------------
12.      Type of Reporting Person: OO


--------------------------------------------------------------------------------

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     27 of 41
-------------------------------                                 ----------------

Item 1.

         (a)      Name of Issuer

                  Savvis Communications Corporation

         (b)      Address of Issuer's Principal Executive Offices

                  1 Savvis Parkway
                  Town & Country, Missouri 63017

Item 2.  (a)      NAMES OF PERSONS FILING

                        (i) Oak Hill Special Opportunities Fund, L.P., a Delaware limited partnership ("OHSOF");

                        (ii)    Oak Hill Special Opportunities Fund
                                (Management), L.P., a Delaware limited
                                partnership ("OHSOF (Management)");

                        (iii) Oak Hill Special Opportunities GenPar, L.P., a Delaware limited partnership ("OHSOF GenPar") and general partner of OHSOF and OHSOF (Management);

                        (iv) Oak Hill Special Opportunities MGP, LLC, a Delaware limited liability company ("OHSOF MGP") and general partner of OHSOF GenPar;

                        (v) Oak Hill Securities Fund, L.P., a Delaware limited partnership ("OHSF");

                        (vi) Oak Hill Securities GenPar, L.P., a Delaware limited partnership ("OHSF GenPar") and general partner of OHSF;

                        (vii) Oak Hill Securities MGP, Inc., a Delaware corporation ("OHSF MGP") and general partner of OHSF GenPar;

                        (viii) Oak Hill Securities Fund, II, L.P., a Delaware limited partnership ("OHSF II");

                        (ix) Oak Hill Securities GenPar II, L.P., a Delaware limited partnership ("OHSF GenPar II") and general partner of OHSF II;

                        (x) Oak Hill Securities MGP II, Inc., a Delaware corporation ("OHSF MGP II") and general partner of OHSF GenPar II;

                        (xi) Oak Hill Credit Alpha Fund, L.P., a Delaware limited partnership ("OHCAF");

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     28 of 41
-------------------------------                                 ----------------


                        (xii) Oak Hill Credit Alpha GenPar, L.P., a Delaware limited partnership ("OHCA GenPar") and managing general partner of OHCAF;

                        (xiii) Oak Hill Credit Alpha MGP, LLC, a Delaware limited liability company ("OHCA MGP") and general partner of OHCA GenPar;

                        (xiv) Oak Hill Credit Alpha Fund (Offshore), Ltd., a Cayman Islands exempted company ("OHCAF Offshore");

                        (xv) Oak Hill Credit Alpha Management, LLC, a Delaware limited liability company ("OHCA Management") and investment advisor of OHCAF Offshore;

                        (xvi) Oak Hill Advisors, L.P., a Delaware limited partnership ("OH Advisors") and managing member of OHCA Management;

                        (xvii) Oak Hill Advisors MGP, Inc., a Delaware corporation ("OHA MGP") and managing general partner of OH Advisors;

                        (xviii) Oak Hill Asset Management, Inc. ("OHAM"), a
                                Delaware corporation;

                        (xix) Glenn R. August ("Mr. August"), sole stockholder and President of OHSF MGP, OHSF MGP II, OHA MGP, OHAM and OHCA MGP;

                        (xx) Cardinal Fund I, L.P., a Delaware limited partnership ("Cardinal");

                        (xxi) Cardinal Management I, L.P., a Delaware limited partnership ("Cardinal Management") and general partner of Cardinal;

                        (xxii) Cardinal MGP, L.L.C., a Delaware limited liability company ("Cardinal MGP") and general partner of Cardinal Management;

                        (xxiii) J. Taylor Crandall ("Mr. Crandall"), sole member
                                and President of Cardinal MGP;

                        (xxiv) FW Savvis Investors, L.P., a Delaware limited partnership ("FWSI"); and

                        (xxv) FW Savvis GenPar, L.L.C., a Delaware limited liability company ("FWS GenPar") and general partner of FWSI ((i) through (xxv), collectively, the "Reporting Persons").

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

                  The address of the principal business offices of (i) OHSOF,
                  (ii) OHSOF (Management), (iii) OHSOF GenPar, (iv) OHSOF MGP,
                  (v) OHSF, (vi) OHSF GenPar, (vii) OHSF MGP, (viii) OHSF II,
                  (ix) OHSF GenPar II, (x) OHSF MGP II, (xi) OHCAF, (xii) OHCA GenPar, (xiii) OHCA MGP, (xiv) OHCA Management, (xv) OH Advisors, (xvi) OHA MGP, (xvii) OHAM, (xviii) Cardinal, (xix) Cardinal Management, (xx) Cardinal MGP, (xxi) Mr. Crandall,
                  (xxii) FWSI and (xxiii) FWS GenPar is 201 Main Street, Fort Worth, TX 76102.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     29 of 41
-------------------------------                                 ----------------


                  The address of the principal business office of Mr. August is 65 East 55th Street, 32nd Floor, New York, NY 10022.

                  The address of the principal business office of OHCAF Offshore is 18 Church Street, Skandia House, Hamilton HM 11, Bermuda.

         (c)      CITIZENSHIP

                  OHSOF - a Delaware limited partnership
                  OHSOF (Management) - a Delaware limited partnership OHSOF GenPar - a Delaware limited partnership
                  OHSOF MGP - a Delaware limited liability company
                  OHSF - a Delaware limited partnership
                  OHSF GenPar, L.P. - a Delaware limited partnership OHSF MPG - a Delaware corporation
                  OHSF II - a Delaware limited partnership
                  OHSF GenPar II - a Delaware limited partnership
                  OHSF MGP II - a Delaware corporation
                  OHCAF - a Delaware limited partnership
                  OHCA GenPar - a Delaware limited partnership
                  OHCA MGP - a Delaware limited liability company
                  OHCAF Offshore - a Cayman Islands exempted company OHCA Management - a Delaware limited liability company OH Advisors - a Delaware limited partnership
                  OHA MGP - a Delaware corporation
                  OHAM - a Delaware corporation
                  Mr. August - United Sates
                  Cardinal - a Delaware limited partnership
                  Cardinal Management - a Delaware limited partnership Cardinal MGP - a Delaware limited liability company Mr. Crandall - United States
                  FWSI - a Delaware limited partnership
                  FWS GenPar - a Delaware limited liability company

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock, par value $.01 per share (the "Common Stock" or "Shares")

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     30 of 41
-------------------------------                                 ----------------


         (e)      CUSIP NUMBER

                  805423100

Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

Item 4.  OWNERSHIP

         (a)      AMOUNT BENEFICIALLY OWNED:

                  As of December 20, 2004, (i) (a) OHSOF may be deemed to beneficially own 10,300,160 shares of Common Stock and OHSOF (Management) may be deemed to beneficially own 1,167,390 shares of Common Stock, and (b) OHSOF GenPar, in its capacity as general partner of OHSOF and OHSOF (Management), and OHSOF MGP, in its capacity as general partner of OHSOF GenPar, each may be deemed to beneficially own 11,467,500 shares of Common Stock as a result of their voting and dispositive power over the 11,467,500 shares of Common Stock held by OHSOF and OHSOF (Management); (ii) OHSF may be deemed to beneficially own 1,351,530 shares of Common Stock and each of OHSF GenPar and OHSF MGP, in their capacities as general partners of OHSF and OHSF GenPar, respectively, may be deemed to beneficially own 1,351,530 shares of Common Stock as a result of their voting and dispositive power over the 1,351,530 shares of Common Stock held by OHSF; (iii) OHSF II may be deemed to beneficially own 2,703,070 shares of Common Stock and each of OHSF GenPar II and OHSF MGP II, in their capacities as general partners of OHSF II and OHSF GenPar II, respectively, may be deemed to beneficially own 2,703,070 shares of Common Stock as a result of their voting and dispositive power over the 2,703,070 shares of Common Stock held by OHSF II; (iv) OHCAF may be deemed to beneficially own 294,880 shares of Common Stock and each of OHCA GenPar and OHCA MGP, in their capacities as general partners of OHCAF and OHCA GenPar, respectively, may be deemed to beneficially own 294,880 shares of Common Stock as a result of their voting and dispositive power over the 294,880 shares of Common Stock held by OHCAF;
                  (v) OHCAF Offshore may be deemed to beneficially own 565,190 shares of Common Stock and each of OHCA Management and OH Advisors, in their capacities as investor advisor to OHCAF Offshore and managing member of OHCA Management, respectively, may be deemed to beneficially own 565,190 shares of Common Stock as a result of their voting and dispositive power over 565,190 shares of Common Stock held by OHCAF Offshore; (vi) OHAM, in its capacity as investment adviser, may be deemed to beneficially own 778,160 shares of Common Stock as a result of its voting and dispositive power over the 778,160 shares of Common Stock held by three advisory clients, including 163,820 shares held by Cardinal; (vii) OH Advisors, in its capacity as investment advisor, may be deemed to beneficially own 40,960 shares of Common Stock as a result of its voting and dispositive power over 40,960 shares of Common Stock held by an advisory client; (viii) as a result of the relationships described in Item 2, Mr. August may be deemed to

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     31 of 41
-------------------------------                                 ----------------


                  beneficially own 5,733,790 shares of Common Stock as a result of his voting and dispositive power over (a) 1,351,530 shares of Common Stock held by OHSF; (b) 2,703,070 shares of Common Stock held by OHSF II; (c) 294,880 shares of Common Stock held by OHCAF; (d) 565,190 shares of Common Stock held by OHCAF Offshore; (e) 778,160 shares of Common Stock held by OHAM; and
                  (f) 40,960 shares of Common Stock held by OH Advisors; (ix) Cardinal may be deemed to beneficially own 1,507,160 shares of Common Stock and each of Cardinal Management and Cardinal MGP, in their capacities as general partners of Cardinal and Cardinal Management, respectively, and Mr. Crandall, in his capacity as the sole member of Cardinal MGP, may be deemed to beneficially own 1,507,160 shares of Common Stock as a result of their voting and dispositive power over the 1,507,160 shares of Common Stock held by Cardinal; and (x) FWSI may be deemed to beneficially own 1,769,280 shares of Common Stock and FWS GenPar, in its capacity as general partner of FWSI, may be deemed to beneficially own 1,769,280 shares of Common Stock held by FWSI.

         (b)      PERCENTAGE OWNED:

                  Based on the representation by the Treasurer of Savvis Communications Corporation on December 19, 2004, there are 179,990,715 shares of Common Stock outstanding, (i) (a) OHSOF may be deemed to beneficially own approximately 5.7% of the outstanding Common Stock and OHSOF (Management) may be deemed to beneficially own approximately 0.7% of the outstanding Common Stock, and (b) OHSOF GenPar, in its capacity as general partner of OHSOF and OHSOF (Management), and OHSOF MGP, in its capacity as general partner of OHSOF GenPar, may be deemed to beneficially own approximately 6.4% of the outstanding Common Stock; (ii) OHSF and each of OHSF GenPar and OHSF MGP, in their capacities as general partners of OHSF and OHSF GenPar, respectively, may be deemed to beneficially own approximately 0.8% of the outstanding Common Stock; (iii) OHSF II and each of OHSF GenPar II and OHSF MGP II, in their capacities as general partners of OHSF II and OHSF GenPar II, respectively, may be deemed to beneficially own approximately 1.5% of the outstanding Common Stock; (iv) OHCAF and each of OHCA GenPar and OHCA MGP, in their capacities as general partners of OHCA and OHCA GenPar, respectively, may be deemed to beneficially own approximately 0.2% of the outstanding Common Stock; (v) OHCAF Offshore, and each of OHCA Management and OH Advisors, in their capacities as investor advisor to OHCAF Offshore and managing member of OHCA Management, respectively, may be deemed to beneficially own approximately 0.3% of the outstanding Common Stock; (vi) OHAM, in its capacity as investment adviser, may be deemed to beneficially own approximately 0.4% of the outstanding Common Stock; (vii) OH Advisors, in its capacity as investment advisor, may be deemed to beneficially own approximately less than 0.1% of the outstanding Common Stock; (viii) Mr. August may be deemed to beneficially own approximately 3.2% of the outstanding Common Stock; (ix) Cardinal and each of Cardinal Management and Cardinal MGP, in their capacities as general partners of

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     32 of 41
-------------------------------                                 ----------------


                  Cardinal and Cardinal Management, respectively, may be deemed to beneficially own approximately 0.8% of the outstanding Common Stock; and (x) FWSI and FWS GenPar, in its capacity as general partner of FWSI, may be deemed to beneficially own approximately 1.0% of the outstanding Common Stock.

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i) (a) OHSOF may be deemed to have the sole power to direct the voting and disposition of the 10,300,160 shares of Common Stock and OHSOF (Management) may be deemed to have the sole power to direct the voting and disposition of the 1,167,390 shares of Common Stock, and (b) OHSOF GenPar, in its capacity as general partner of OHSOF and OHSOF (Management), and OHSOF MGP, in its capacity as general partner of OHSOF GenPar, may be deemed to have the sole power to direct the voting and disposition of the 11,467,500 shares of common stock held by OHSOF and OHSOF (Management); (ii) OHSF and each of OHSF GenPar and OHSF MGP, in their capacities as general partners of OHSF and OHSF GenPar, respectively, may be deemed to have the sole power to direct the voting and disposition of the 1,351,530 shares of Common Stock beneficially owned by OHSF;
                  (iii) OHSF II and each of OHSF GenPar II and OHSF MGP II, in their capacities as general partners of OHSF II and OHSF GenPar II, respectively, may be deemed to have the sole power to direct the voting and disposition of the 2,703,070 shares of Common Stock beneficially owned by OHSF II; (iv) OHCAF and each of OHCA GenPar and OHCA MGP, in their capacities as general partners of OHCAF and OHCA GenPar, respectively, may be deemed to have the sole power to direct the voting and disposition of the 294,880 shares of Common Stock held by OHCAF; (v) OHCAF and each of OHCA Management and OH Advisors, in their capacities as investor advisor to OHCAF Offshore and managing member of OHCA Management, respectively, may be deemed to have the sole power to direct the voting and disposition of the 565,190 shares of Common Stock held by OHCAF Offshore; (vi) OHAM, in its capacity as investment adviser, may be deemed to have the sole power to direct the voting and disposition of the 778,160 shares of Common Stock beneficially owned by two investment advisory clients; (vii) OH Advisors, in its capacity as investment advisor, may be deemed to have the sole power to direct the voting and disposition of the 40,960 shares of Common Stock held by an advisory client; (viii) as a result of the relationships described in Item 2, Mr. August may be deemed to have the sole power to direct the voting and disposition of the 5,733,790 shares of Common Stock held by OHSF, OHSF II, OHCAF, OHCAF Offshore, OHAM and OH Advisors; (ix) Cardinal, Cardinal Management and Cardinal MGP, in their capacities as general partners of Cardinal and Cardinal Management, respectively, and Mr. Crandall, in his capacity as the sole member of Cardinal MGP, may be deemed to have the sole power to direct the voting and disposition of the 1,507,100 shares of Common Stock held by Cardinal; and (x) each of FWSI and FWS GenPar, in its capacity as general partner of FWSI, may be deemed to have the sole power to

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     33 of 41
-------------------------------                                 ----------------


                  direct the voting and disposition of the 1,769,280 shares of Common Stock held by FWSI.

                           Each of the Reporting Persons disclaims beneficial
                  ownership of the Common Stock beneficially owned by the other Reporting Persons, other than the shares of Common Stock reported in this Schedule 13G as beneficially owned by such Reporting Person.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                           See Item 4 above. The limited partners of OHSF, OHSF
                  II, OHSOF, OHSOF (Management), OHCAF, Cardinal and FWSI have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account in accordance with their ownership interests in such entities

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

Item 10. CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     34 of 41
-------------------------------                                 ----------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of December 20, 2004


                               OAK HILL SPECIAL OPPORTUNITIES FUND, L.P.


                               By: Oak Hill Special Opportunities GenPar, L.P., its general partner


                               By: Oak Hill Special Opportunities MGP, LLC. its general partner


                               By:  /s/ Kevin G. Levy
                                    --------------------------------------------
                                    Name:  Kevin G. Levy
                                    Title: Vice President


                               OAK HILL SPECIAL OPPORTUNITIES FUND
                               (MANAGEMENT), L.P.


                               By: Oak Hill Special Opportunities GenPar, L.P., its general partner


                               By: Oak Hill Special Opportunities MGP, LLC. its general partner


                               By:  /s/ Kevin G. Levy
                                    --------------------------------------------
                                    Name:  Kevin G. Levy
                                    Title: Vice President

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     35 of 41
-------------------------------                                 ----------------


                               OAK HILL SPECIAL OPPORTUNITIES GENPAR, L.P.


                               By:  Oak Hill Special Opportunities MGP, LLC
                                    its general partner


                               By:  /s/ Kevin G. Levy
                                    --------------------------------------------
                                    Name:  Kevin G. Levy
                                    Title: Vice President


                               OAK HILL SPECIAL OPPORTUNITIES MGP, LLC


                               By:  /s/ Kevin G. Levy
                                    --------------------------------------------
                                    Name:  Kevin G. Levy
                                    Title: Vice President


                               OAK HILL SECURITIES FUND, L.P.


                               By:  Oak Hill Securities GenPar, L.P.
                                    its general partner


                               By:  Oak Hill Securities MGP, Inc.
                                    its general partner


                               By:  /s/ Glenn R. August
                                    --------------------------------------------
                                    Name:  Glenn R. August
                                    Title: President


                               OAK HILL SECURITIES GENPAR, L.P.


                               By:  Oak Hill Securities MGP, Inc.
                                    its general partner


                               By:  /s/ Glenn R. August
                                    --------------------------------------------
                                    Name:  Glenn R. August
                                    Title: President

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     36 of 41
-------------------------------                                 ----------------


                               OAK HILL SECURITIES MGP, INC.


                               By:  /s/ Glenn R. August
                                    --------------------------------------------
                                    Name:  Glenn R. August
                                    Title: President


                               OAK HILL SECURITIES FUND II, L.P.


                               By:  Oak Hill Securities GenPar II, L.P.
                                    its general partner


                               By:  Oak Hill Securities MGP II, Inc.
                                    its general partner


                               By:  /s/ Glenn R. August
                                    --------------------------------------------
                                    Name:  Glenn R. August
                                    Title: President


                               OAK HILL SECURITIES GENPAR II, L.P.


                               By:  Oak Hill Securities MGP II, Inc.
                                    its general partner


                               By:  /s/ Glenn R. August
                                    --------------------------------------------
                                    Name:  Glenn R. August
                                    Title: President


                               OAK HILL SECURITIES MGP II, INC.


                               By:  /s/ Glenn R. August
                                    --------------------------------------------
                                    Name:  Glenn R. August
                                    Title: President


                               OAK HILL CREDIT ALPHA FUND, L.P.


                               By:  Oak Hill Credit Alpha GenPar, L.P.
                                    its managing general partner

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     37 of 41
-------------------------------                                 ----------------


                               By:  Oak Hill Credit Alpha MGP, LLC
                                    its general partner


                               By:  /s/ Glenn R. August
                                    --------------------------------------------
                                    Name:  Glenn R. August
                                    Title: Managing Member


                               OAK HILL CREDIT ALPHA GENPAR, L.P.


                               By:  Oak Hill Credit Alpha MGP, LLC
                                    its general partner


                               By:  /s/ Glenn R. August
                                    --------------------------------------------
                                    Name:  Glenn R. August
                                    Title: Managing Member


                               OAK HILL CREDIT ALPHA MGP, LLC


                               By:  /s/ Glenn R. August
                                    --------------------------------------------
                                    Name:  Glenn R. August
                                    Title: Managing Member


                               OAK HILL CREDIT ALPHA FUND (OFFSHORE), LTD.


                               By:  Oak Hill Credit Alpha Management, LLC,
                                    its investment advisor


                               By:  Oak Hill Advisors, L.P.
                                    its managing member


                               By:  Oak Hill Advisors MGP, Inc.
                                    its managing general partner


                               By:  /s/ Glenn R. August
                                    --------------------------------------------
                                    Name:  Glenn R. August
                                    Title: President

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     38 of 41
-------------------------------                                 ----------------


                               OAK HILL CREDIT ALPHA MANAGEMENT, LLC


                               By:  Oak Hill Advisors, L.P.
                                    its managing member


                               By:  Oak Hill Advisors MGP, Inc.
                                    its managing general partner


                               By:  /s/ Glenn R. August
                                    --------------------------------------------
                                    Name:  Glenn R. August
                                    Title: President


                               OAK HILL ADVISORS, L.P.


                               By:  Oak Hill Advisors MGP, Inc.
                                    its general partner


                               By:  /s/ Glenn R. August
                                    --------------------------------------------
                                    Name:  Glenn R. August
                                    Title: President


                               OAK HILL ADVISORS MGP, INC.


                               By:  /s/ Glenn R. August
                                    --------------------------------------------
                                    Name:  Glenn R. August
                                    Title: President


                               OAK HILL ASSET MANAGEMENT, INC.


                               By:  /s/ Glenn R. August
                                    --------------------------------------------
                                    Name:  Glenn R. August
                                    Title: President

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     39 of 41
-------------------------------                                 ----------------


                               /s/ Glenn R. August
                               -------------------------------------------------
                               Glenn R. August


                               CARDINAL FUND I, L.P.


                               By:  Cardinal Management I, L.P.
                                    its general partner


                               By:  Cardinal MGP, L.L.C.,
                                    its general partner


                               By:  /s/ Kevin G. Levy
                                    --------------------------------------------
                                    Name:  Kevin G. Levy
                                    Title: Vice President


                               CARDINAL MANAGEMENT I, L.P.,



                                By: Cardinal MGP, L.L.C.,
                                    its general partner


                               By:  /s/ Kevin G. Levy
                                    --------------------------------------------
                                    Name:  Kevin G. Levy
                                    Title: Vice President


                               CARDINAL MGP, L.L.C.


                               By:  /s/ Kevin G. Levy
                                    --------------------------------------------
                                    Name:  Kevin G. Levy
                                    Title: Vice President

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     40 of 41
-------------------------------                                 ----------------


                               FW SAVVIS INVESTORS, L.P.


                               By:  FW Savvis GenPar, L.L.C.,
                                    its general partner


                               By:  /s/ Kevin G. Levy
                                    --------------------------------------------
                                    Name:  Kevin G. Levy
                                    Title: Vice President


                               FW SAVVIS GENPAR, L.L.C.


                               By:  /s/ Kevin G. Levy
                                    --------------------------------------------
                                    Name:  Kevin G. Levy
                                    Title: Vice President


                               /s/ Kevin G. Levy
                               -------------------------------------------------
                               Kevin G. Levy
                               Attorney-in-Fact for:
                               J. Taylor Crandall (1)



(1) A Power of Attorney authorizing Kevin G. Levy, et al., to act on behalf of J. Taylor Crandall previously has been filed with the Securities and Exchange Commission.

-------------------------------                                 ----------------
CUSIP No. 805423100                                                     41 of 41
-------------------------------                                 ----------------


                                  EXHIBIT INDEX

Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.